Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

BGC Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule,	Amount Registered(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	3.750% Senior Notes due October 1, 2024	457(o)	$300,000,000	$300,000,000	0.00011020	$33,060.00

Fees to Be Paid	Debt	4.375% Senior Notes due December 15, 2025	457(o)	$300,000,000	$300,000,000	0.00011020	$33,060.00

Fees to Be Paid	Debt	8.000% Senior Notes due May 25, 2028	457(o)	$350,000,000	$350,000,000	0.00011020	$38,570.00

Fees Previously Paid	—	—	—	—	—	—	—

	Total Offering Amounts				$950,000,000(2)	—	—

	Total Fees Previously Paid				—	—	—

	Total Fee Offsets				—	—	—

	Net Fee Due				—	—	$104,690.00

(1)	Represents the aggregate principal amount of each series of notes to be offered in the exchange offers to which the registration statement relates.
(2)	Represents the proposed maximum aggregate offering price of all notes to be offered in the exchange offers to which the registration statement relates.